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                                                                [TRAVELERS LOGO]

Exhibit 99.1


FOR IMMEDIATE RELEASE
TRAVELERS PROPERTY CASUALTY CORP. (NYSE: TAP.A AND TAP.B)


                          SEVEN OUTSIDE DIRECTORS NAMED
                      TO TRAVELERS PROPERTY CASUALTY BOARD

HARTFORD, Conn. - September 25, 2002 - Following the distribution of a majority of the Company's shares by Citigroup, Travelers Property Casualty today restructured its Board of Directors, expanding the number of external directors and reducing the internal membership. The Board consists of the following directors: Howard P. Berkowitz, Kenneth J. Bialkin, Charles J. Clarke, Leslie B. Disharoon, Meryl D. Hartzband, Robert I. Lipp, Clarence Otis, Jr., Jeffrey M. Peek, Nancy A. Roseman, Charles W. Scharf, Frank J. Tasco and Laurie J. Thomsen.

In addition, two employee board members, Douglas G. Elliot, Chief Operating Officer, and Jay S. Benet, Chief Financial Officer, will come off the Board to reduce the number of management directors.

"I'm extremely pleased that individuals of such high caliber have joined our organization," said Robert I. Lipp, Chairman and Chief Executive Officer of Travelers Property Casualty. "We believe that the range of experience and expertise this group represents will provide Travelers with thoughtful leadership."

ABOUT THE BOARD

Seven new directors and three existing directors join employee members Robert I. Lipp, Chairman, and Charles J. Clarke, President, of Travelers Property Casualty.

HOWARD P. BERKOWITZ

Mr. Berkowitz has been the Managing General Partner of HPB Associates, a New York investment firm, since 1980. He received a BSE from the University of Pennsylvania (Wharton) and an MBA from New York University. Mr. Berkowitz will chair the Board's Investment Committee.

KENNETH J. BIALKIN

Mr. Bialkin has been a partner in the New York law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1988. He served as a Director of Citigroup Inc. from 1986 until 2002 and of the Company's predecessor public company from 1996 to 2000.

LESLIE B. DISHAROON

Mr. Disharoon is the retired Chairman of the Board, President and Chief Executive Officer of Monumental Corporation (an insurance holding company) where he served from 1978 to 1988. Mr. Disharoon also was a director of Citigroup Inc. from 1986 to 1998 and of the Company's predecessor public company from 1998 to 2000. Mr.

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Disharoon is the Chairman of the Company's Personnel, Compensation and
Directors Committee.

MERYL D. HARTZBAND

Ms. Hartzband has been the Investment Director & Principal of MMC Capital, Inc. since 1999. Prior to this position, she was a Managing Director for JP Morgan from 1982 - 1999 and the Assistant Treasurer for Chase Manhattan Bank from 1977
- 1980. She received a BA from Cornell University and an MBA from Columbia University. Ms. Hartzband will serve on the Investment Committee.

CLARENCE OTIS, JR.

Mr. Otis has been the Executive Vice President and Chief Financial Officer of Darden Restaurants, Inc. since April, 2002. Since joining Darden in 1995, he has held a number of financial positions of increasing responsibility, including Senior Vice President and Chief Financial Officer. Mr. Otis has also held positions at Chemical Banking Corp, Muriel Siebert & Company and Credit Suisse First Boston. He received a BA from Williams College and a JD from Stanford Law School. He is a member of various associations including the Financial Executive Institute, Executive Leadership Council and a member of the New York Bar. Mr. Otis will participate on the Board's Audit Committee.

JEFFREY M. PEEK

Mr. Peek has been the Vice Chairman of Credit Suisse First Boston since 2002. From 1983 to 2001, he was an Executive Vice President at Merrill Lynch, and from 1975 - 1983, he was a Managing Director at Warburg Paribas Becker. He received a BA from Princeton University and an MBA from Harvard Business School. Mr. Peek will serve on the Personnel, Directors and Compensation and Investment Committees.

NANCY A. ROSEMAN

Ms. Roseman has been the Dean of Williams College since 2000 where she also has been a Professor of Biology since 1991. From 1987 - 1991 she was a Post-Doctoral Fellow at Oregon State University. Ms. Roseman received an AB from Smith College, attended University of Texas at Austin and earned a PhD from Oregon State University. She is a member of the American Society of Virology and the American Association for the Advancement of Science. Ms. Roseman will serve on the Investment Committee.

CHARLES W. SCHARF

Mr. Scharf was recently appointed the CEO of Bank One's Retail Division. Prior to this, he was the Chief Financial Officer/Executive Vice President at Bank One from 2000 - 2002; and held a variety of financial management positions at Citigroup and its predecessor companies. He received a BA from Johns Hopkins University and an MBA from New York University. He participates as a member of the Financial Services Roundtable in Washington, D.C., and the Economic Club of Chicago. Mr. Scharf will serve on the Investment Committee.

FRANK J. TASCO

Mr. Tasco is the retired Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc. He also was a director of Citigroup Inc. from 1992 to 1998 and of the Company's predecessor public company from 1996 to 2000. Mr. Tasco is the Chairman of the Company's Audit Committee.

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LAURIE J. THOMSEN

Ms. Thomsen has been a Co-founding General Partner of Prism Venture Partners, a venture capital firm, since 1995. From 1988 - 1995, she was a General Partner at Harbourvest Partners (formerly Hancock Venture Partners) in Boston, and an Associate there from 1984 - 1988. She also worked at John Hancock Mutual Life in the Bond, Corporate Finance Department and has worked at U.S. Trust Co. of New York. Ms. Thomsen received a BA from Williams College and an MBA from Boston University. She is a member of the Whitehead Institute and the National Venture Capital Association. Ms. Thomsen will participate on the Audit Committee.

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ABOUT TRAVELERS PROPERTY CASUALTY

Travelers Property Casualty (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers' compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.

CONTACTS

INVESTOR RELATIONS:        Maria Olivo, 212.588.8409, molivo@travelers.com

MEDIA:                     Marlene Ibsen, 860.277.9039, mibsen@travelers.com


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